Exhibit 99.1

                                     [LOGO]
                               AMERICAN FINANCIAL
                                  REALTY TRUST

AT THE COMPANY                       FINANCIAL RELATIONS BOARD
Muriel Lange                         Claire Koeneman      Joe Calabrese
Investor Relations                   (Analyst Info)       (General Info)
(215) 887-2280                       (312) 640-6745       (212) 827-3772
Email: mlange@afrt.com

                    AMERICAN FINANCIAL REALTY TRUST ANNOUNCES
                           2004 FOURTH QUARTER RESULTS

JENKINTOWN,  Pa.,  February  24, 2005 - American  Financial  Realty Trust (NYSE:
AFR), a real estate investment trust focused on acquiring and leasing properties occupied by financial institutions, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

Highlights

o Revenues increased 136%, to $121.8 million in the fourth quarter of 2004, from $51.6 million in the fourth quarter of 2003. Revenues for the full year increased 161%, to $337.4 million.

o AFFO increased 70%, to $46.3 million in the fourth quarter of 2004, from $27.3 million in the fourth quarter of 2003. AFFO in the fourth quarter of 2004 included a net gain of $17.7 million arising from the sale of a 30% minority ownership interest in State Street Financial Center.

o     During  the  fourth  quarter  of  2004,  AFR  acquired  interests  in  257 properties, containing an aggregate of approximately 7.7 million square feet, for an aggregate purchase price (including transaction-related expenses) of approximately $579 million. Fourth quarter acquisitions principally included a portfolio of 249 properties, aggregating approximately 7.6 million square feet, from Bank of America.

o During the fourth quarter, AFR sold 18 properties and disposed of two leasehold interests, containing an aggregate of 1.1 million square feet, for net proceeds of approximately $98 million. The sales included approximately 754,000 square feet of actual or pending vacancy.

o In October 2004, the Company issued $150 million in 4.375% Convertible Senior Notes, bringing the total issuance of this series of Notes to $450 million. The Notes are convertible into common shares of AFR at a current conversion price of approximately $17.82.

o AFR paid a quarterly dividend of $0.26 per share on January 20, 2005 to shareholders of record on December 31, 2004. At the same time, the Company's Operating Partnership paid a distribution of $0.26 per unit to OP unitholders. The Company has announced its intention to increase its quarterly dividend to $0.27 per share for the dividend to be paid in April 2005 and respecting the first quarter of 2005.

2004 Fourth Quarter Results

For the quarter ended December 31, 2004, the Company reported funds from operations ("FFO") of $30.9 million, or $0.27 per diluted share, on total revenues of $121.8 million. For the full year, the Company reported FFO of $87.4 million, or $0.76 per share, on total revenues of $337.4 million. The Company had weighted average diluted common shares and OP Units outstanding of approximately 114.1 million and 114.8 million for the quarterly and full year periods, respectively. The Company calculates FFO as net income (loss) before minority interest in the Company's Operating Partnership, computed in accordance with generally accepted accounting principles ("GAAP"), including gains or losses from sales of properties, plus real estate related depreciation and amortization (excluding amortization of deferred costs). FFO for the fourth quarter and full year increased 296% and 255% over the same period in 2003. FFO per share for the fourth quarter and full year increased 293% and 152%, respectively over 2003.

The Company reported adjusted funds from operations ("AFFO") of $46.3 million and $133.9 million for the fourth quarter and full year 2004, respectively. The Company defines AFFO as FFO adjusted (i) for normalized (over the term of the underlying lease), recurring capital expenditures, such as tenant improvements and leasing commissions, (ii) for the amortization or accrual of various deferred costs and (iii) to reverse the effects of straightlining and deferral of rental and other income. For the fourth quarter and full year 2004, AFFO increased 70% and 77%, respectively, over 2003. The Company is not permitted to report AFFO on a per share basis. Please see "Non-GAAP Financial Measures" below for a further description of the Company's use of FFO and AFFO.

The Company reported a net loss for the fourth quarter of $(6.3) million, or $(0.06) per share, as compared to a net loss of $(9.5) million, or $(0.09) per share, in the fourth quarter of 2003. For the full year, the Company had a net loss of $(22.2) million, or $(0.22) per share in 2004, as compared to a net loss of $(18.8) million, or $(0.26) per share in 2003. The Company's net losses are largely attributable to non-cash depreciation and amortization charges on continuing operations, which totaled $37.4 million and $109.3 million for the fourth quarter and full year 2004, respectively.

Among other factors, the Company's FFO and AFFO performance in the fourth quarter of 2004 was positively impacted by the sale of a 30% minority ownership interest in State Street Financial Center, which generated a net gain, after transaction and other related costs, of approximately $17.7 million.

The Company experienced an operating loss of approximately $2.4 million from discontinued operations. Approximately $1.3 million of this amount was attributable to properties sold during the quarter, while the remainder (approximately $1.1 million) was attributable to properties currently held for sale. Most of these properties are under contract for sale, with closings expected in the first and second quarters of 2005.

Additionally, general and administrative expenses for the fourth quarter increased approximately $2.1 million over the third quarter of 2004, due principally to an additional accrual of $1.8 million for executive compensation. In most cases, executive bonuses are based principally on the Company's annual AFFO performance. The cumulative effect of the State Street gain, the operating loss from discontinued operations and the additional compensation accrual was approximately $13.5 million, or $0.12 per share in the fourth quarter.

"We are very pleased to report a fourth quarter and full year of solid financial performance for American Financial Realty Trust," said Nicholas S. Schorsch, president and chief executive officer. "We achieved this strong performance against the backdrop of a very active year for the Company, during which we nearly doubled the size of our portfolio, to over 32 million square feet, and increased total assets at book value to nearly $4 billion."

2004 Fourth Quarter Acquisitions

American Financial completed approximately $579 million in property and leasehold acquisitions during the fourth quarter, increasing total real estate assets (including net real estate-related intangible assets) at cost to approximately $3.7 billion.

On October 1, 2004, the Company completed the acquisition of a portfolio of 248 properties, aggregating 7.3 million square feet, from Bank of America. On November 22, 2004, the Company acquired the Bank of America Operations Center in Kansas City, Missouri, a 317,000 square foot property that was temporarily held back from the original transaction, increasing the size of the overall portfolio to 249 properties and 7.6 million square feet. The aggregate portfolio was acquired for a purchase price (including transaction-related expenses) of approximately $576 million. Bank of America has leased approximately 4.7 million square feet, or 62% of the portfolio, at an annual triple net rental rate equal to approximately 8.6% of the purchase price for the leased space.

2004 Fourth Quarter Dispositions

In the fourth quarter, AFR continued its active non-core property disposition program. Notably, sale transactions completed during the quarter included substantially vacant properties acquired in the recent Wachovia and Bank of America portfolio transactions. In aggregate, AFR sold 18 non-core properties and disposed of two leasehold interests, aggregating 1.1 million square feet, for net proceeds of approximately $98 million. The dispositions included approximately 754,000 square feet of actual or pending vacancy, and only 358,000 square feet (33%) of continuing occupancy. The Company realized a net gain on property sales, after recognizing approximately $1.2 million in property impairment charges, of approximately $1.9 million in the fourth quarter.

"The disposition of vacant and other non-core properties improves our operating performance by reducing the drag to operating income arising from unleased buildings," said Glenn Blumenthal, chief operating officer of AFR. "In the fourth quarter, the proceeds of sales were deployed principally to debt reduction and thus have positioned us for additional core property acquisitions in 2005."

Sale of State Street Minority Interest

On December 23, 2004, the Company completed the sale of a 30% minority ownership interest in State Street Financial Center to an affiliate of IPC US Real Estate Investment Trust, a publicly-traded Canadian REIT. The purchase price for the minority interest was $60.3 million in cash, implying an overall property valuation of $763.5 million. The Company purchased State Street Financial Center in February 2004 for a gross purchase price (including transaction expenses and related costs) of approximately $716 million. The sale of the interest in State Street Financial Center generated a net gain, after transaction expenses and related costs, of approximately $17.7 million.

"With the sale of the State Street interest, we freed up capital for new acquisitions, while maintaining majority ownership and control of a core asset," said Mr. Schorsch. "Additionally, the sale provides important validation of the inherent value in owning properties leased on a long-term basis to credit tenants, which is the essence of our business strategy."

Portfolio and Tenant Overview

As of December 31, 2004, the Company owned or held leasehold interests in 959 properties located in 33 states and Washington, D.C. The portfolio consisted of 570 bank branches and 389 office buildings, containing an aggregate of approximately 32.8 million square feet. The portfolio statistics below include 100% of the two properties (State Street Financial Center and 123 South Broad Street) owned by the Company in joint ventures. Similarly, these joint ventures are reported on a consolidated basis for GAAP accounting purposes.

As of December 31, 2004, 88.4% of the Company's annualized contractual rent was derived from financial institutions and 86.3% was derived from tenants with corporate credit ratings of "A-" or better, as reported by Standard & Poor's. Additionally, as of December 31, 2004, 89.7% of the Company's annualized contractual rent was derived from triple net or bond net leases or from other similar leases where the Company's exposure to operating expenses is capped at an amount which has been or, the Company expects, will be reached in the near future.

The following table provides additional details on the portfolio as of December 31, 2004, with comparisons to the portfolio as of September 30, 2004:

--------------------------------------------------------------------------------
                                                 As of                As of
                                             December 31,         September 30,
                                                 2004                  2004
--------------------------------------------------------------------------------
Number of Properties                              959                  722
--------------------------------------------------------------------------------
-- Branches                                       570                  446
--------------------------------------------------------------------------------
-- Office Buildings                               389                  276
--------------------------------------------------------------------------------
Number of States                                33& DC               30 & DC
--------------------------------------------------------------------------------
Total Square Feet                             32,760,435            26,189,172
--------------------------------------------------------------------------------
-- Branches                                    4,322,107            2,805,953
--------------------------------------------------------------------------------
-- Office Buildings                           28,438,328            23,383,219
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                 As of                As of
                                             December 31,         September 30,
                                                 2004                  2004
--------------------------------------------------------------------------------
Overall Occupancy                                87.0%                85.0%
--------------------------------------------------------------------------------
-- Branches                                      81.6%                79.9%
--------------------------------------------------------------------------------
-- Office Buildings                              87.8%                85.6%
--------------------------------------------------------------------------------
% Rent from Financial Institutions               88.4%                89.6%
--------------------------------------------------------------------------------
% Rent from "A" Rated Tenants                    86.3%                86.7%
--------------------------------------------------------------------------------
% Rent from Net Leases                           89.7%                90.8%
--------------------------------------------------------------------------------
Lease Expirations (within 1 year)                3.1%                  2.0%
--------------------------------------------------------------------------------
Average Remaining Lease Term (years)             14.7                  14.8
--------------------------------------------------------------------------------

As the Company has previously reported, new leasing in the fourth quarter totaled over 231,000 square feet, while terminations and expirations totaled 113,000 square feet, resulting in net absorption of 118,000 square feet.

As of December 31, 2004, the Company's three largest tenants were Bank of America, State Street Corporation and Wachovia Bank, representing 43.8%, 19.9% and 14.7% of contractual rents, respectively. Bank of America, State Street Corporation and Wachovia Bank have corporate credit ratings of AA-, AA and A+, respectively, as reported by Standard & Poor's.

Balance Sheet

As of December 31, 2004, the Company had total indebtedness of approximately $2.7 billion, with a weighted average remaining term of 11.8 years and a weighted average interest rate (including amortized hedging costs) of 5.32%. This weighted average interest rate utilizes the fixed rate for the Company's $234 million Wachovia portfolio loan that currently bears interest at a floating rate, but will convert to a fixed rate basis in March 2005.

As of December 31, 2004, the Company had a ratio of net debt (debt less unrestricted cash and marketable investments) to total market capitalization of approximately 58% and a ratio of net debt to total real estate assets and real estate intangibles (at cost) of approximately 70%.

Later this month, the Company expects to complete a secured financing on the Bank of America portfolio acquired in October 2004 with lenders Deutsche Bank and Bear Stearns. As negotiated, the $304 million loan will be for a term of 15 years and carry an all-in fixed interest rate of approximately 5.97%. The Company intends to borrow approximately $230 million of the total financing at the initial closing, and to take down the remaining proceeds within 30 days of the initial closing. This structure is intended to reduce the cost to the Company of maintaining significant cash balances. Further, the Company expects that the secured loan will bear interest at a floating rate equal to LIBOR through June 15, 2005, before reverting to the fixed rate for the remainder of the loan term. The Company intends to apply substantially all of the initial borrowing to repay in full the outstanding balance on its secured line of credit. As a result, upon completion of the secured loan, over 97% of the Company's outstanding debt will bear interest at a fixed rate, or will convert to a fixed rate upon the expiration of an initial floating rate interest period.

Fourth Quarter Dividend

On January 20, 2005, the Company paid a quarterly dividend of $0.26 per share to shareholders of record on December 31, 2004. At the same time, the Company's Operating Partnership paid a distribution of $0.26 per unit to OP unitholders. The Company has announced its intention to increase its quarterly dividend to $0.27 per share for the dividend to be paid in April 2005 and respecting the first quarter of 2005.

Conference Call

Management will conduct a conference call and audio webcast at 12:00 noon ET on February 24, 2005 to review the Company's quarterly results. The conference call dial-in number is 303-205-0033. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company's website at www.afrt.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through March 3, 2005 by dialing 303-590-3000, passcode 11024059. An online archive of the webcast will be available through March 25, 2005 by accessing the Company's website at www.afrt.com.

Supplemental Quarterly Financial and Operating Data

American Financial publishes supplemental quarterly financial and operating data, which can be found under the Investor Relations section of the company's website at www.afrt.com. These materials are also available via e-mail by calling 312-640-6770.

Non-GAAP Financial Measures

The Company believes that FFO is helpful to investors as a measure of the Company's performance as an equity REIT because it provides investors with an understanding of the Company's operating performance and profitability. In addition, because this measure is commonly used in the REIT industry, the Company's use of FFO may assist investors in comparing the Company's performance with that of other REITs. AFFO is a computation often made by REIT industry analysts and investors as a supplemental measure of a real estate company's cash flow generated from operations. The Company believes that AFFO is helpful to investors as a measure of its liquidity position, because, along with cash flows from operating activities, this measure provides investors with an understanding of its ability to pay dividends. In addition, because this measure is commonly used in the REIT industry, the Company's use of AFFO may assist investors in comparing the Company's liquidity position with that of other REITs. The
Company's calculations of FFO and AFFO differ from the methodologies for calculating FFO and AFFO utilized by certain other equity REITs and, accordingly, may not be comparable to such REITs.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company's website at www.afrt.com.

Forward-Looking Statements

The forward-looking statements contained in this release are subject to various risks and uncertainties, including the uncertainties associated with the availability, timing and occurrence of transaction closings and changes in real estate and general market conditions. American Financial does not undertake a duty to update forward-looking statements. It may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

                         AMERICAN FINANCIAL REALTY TRUST

                      CONSOLIDATED STATEMENTS OF OPERATIONS
             Three Months and Years Ended December 31, 2004 and 2003
                      (In thousands, except per share data)

                                                                                     Three Months Ended            Year Ended
                                                                                         December 31,             December 31,
                                                                                 ------------------------   ------------------------
                                                                                     2004          2003        2004          2003
                                                                                 -----------  -----------   ----------   -----------
Revenues:
    Rental income ..............................................................   $  77,235    $  33,603    $ 236,195    $  91,352
    Operating expense reimbursements ...........................................      44,187       16,738       97,894       33,471
    Interest and other income, net .............................................         375        1,260        3,263        4,346
                                                                                   ---------    ---------    ---------    ---------
            Total revenues .....................................................     121,797       51,601      337,352      129,169
                                                                                   ---------    ---------    ---------    ---------
Expenses:
    Property operating expenses ................................................      61,744       23,030      146,365       48,782
    General and administrative .................................................      10,246        6,934       33,193       19,711
    Outperformance plan--cash component ........................................          --        1,766           --        2,014
    Outperformance plan--contingent restricted share component .................          --        5,238       (5,238)       5,238
    Severance and related accelerated amortization of deferred
      compensation .............................................................          --           --        1,857           --
    Interest expense on mortgages and other debt ...............................      36,381       11,492       94,264       31,104
    Depreciation and amortization ..............................................      37,369       17,655      109,339       45,793
                                                                                   ---------    ---------    ---------    ---------
            Total expenses .....................................................     145,740       66,115      379,780      152,642
                                                                                   ---------    ---------    ---------    ---------
    Loss before gain on sale of minority interest in a property, net interest income on residential mortgage-backed securities, net gain (loss) on investments, minority interest and discontinued
       operations ..............................................................     (23,943)     (14,514)     (42,428)     (23,473)
                                                                                   ---------    ---------    ---------    ---------
Gain on sale of minority interest in a property ................................      17,693           --       17,693           --
                                                                                   ---------    ---------    ---------    ---------
Interest income from residential mortgage-backed securities, net of
  expenses .....................................................................          --           --           --        9,016

Interest expense on reverse repurchase agreements ..............................          --           --           --        4,355
                                                                                   ---------    ---------    ---------    ---------
    Net interest income on residential mortgage-backed securities ..............          --           --           --        4,661
                                                                                   ---------    ---------    ---------    ---------
Net gain (loss) on investments .................................................          --            3         (409)      (9,239)
                                                                                   ---------    ---------    ---------    ---------
    Loss from continuing operations before minority interest ...................      (6,250)     (14,511)     (25,144)     (28,051)
Minority interest ..............................................................         274          746        1,175        1,983
                                                                                   ---------    ---------    ---------    ---------
    Loss from continuing operations ............................................      (5,976)     (13,765)     (23,969)     (26,068)
                                                                                   ---------    ---------    ---------    ---------
Discontinued operations:
    Loss from operations before yield maintenance fees, net of minority interest of $115, $12, $216 and $53 for the three months and years ended
       December 31, 2004 and 2003, respectively ................................      (3,526)        (266)      (6,704)      (1,161)
    Yield maintenance fees, net of minority interest of $0, $0, $103 and $0 for the three months and years ended December 31, 2004
       and 2003, respectively ..................................................          --           --       (3,060)          --
    Net gains on disposals, net of minority interest of $103, $204,
       $376 and $382 for the three months and years
       ended December 31, 2004 and 2003, respectively ..........................       3,157        4,494       11,488        8,407
                                                                                   ---------    ---------    ---------    ---------
    Income (loss) from discontinued operations .................................        (369)       4,228        1,724        7,246
                                                                                   ---------    ---------    ---------    ---------
Net loss .......................................................................   $  (6,345)   $  (9,537)   $ (22,245)   $ (18,822)
                                                                                   =========    =========    =========    =========
Basic and diluted income (loss) per share:
    From continuing operations .................................................   $   (0.06)   $   (0.13)   $   (0.24)   $   (0.36)
    From discontinued operations ...............................................          --           --           --           --
                                                                                   ---------    ---------    ---------    ---------
            Total basic and diluted loss per share .............................   $   (0.06)   $   (0.09)   $   (0.22)   $   (0.26)
                                                                                   =========    =========    =========    =========

Set forth below is a reconciliation of our calculations of FFO and AFFO to net loss:

                                                                                    Three Months Ended            Year Ended
                                                                                        December 31,             December 31,
                                                                                ------------------------   ------------------------
                                                                                    2004          2003        2004          2003
                                                                                -----------  -----------   ----------   -----------
Funds from operations:
     Net loss ..............................................................    $  (6,345)    $  (9,537)    $ (22,245)    $ (18,822)

     Minority interest in Operating Partnership ............................         (242)         (440)         (899)       (1,454)
     Depreciation and amortization .........................................       37,027        17,279       109,466        44,529
     Amortization of fair market rental adjustment, net ....................          466           493         1,031           351
                                                                                ---------     ---------     ---------     ---------
     Funds from operations .................................................    $  30,906     $   7,795     $  87,353     $  24,604
                                                                                =========     =========     =========     =========

     Funds from operations per share (diluted) .............................    $    0.27     $    0.07     $    0.76     $    0.30
                                                                                =========     =========     =========     =========

Adjusted funds from operations:
     Funds from operations .................................................    $  30,906     $   7,795     $  87,353     $  24,604
     Straightline rental income and credits, net ...........................        9,187         7,358        26,336        23,742
     Straightline and deferred fee income, net .............................        2,350        10,818
     Tenant improvements and leasing commissions * .........................         (284)         (482)       (1,123)       (1,074)
     Amortization of deferred costs ........................................        1,927         5,745         4,785        10,541
     Severance and accelerated amortization of deferred compensation .......           --            --         1,857            --
     Amortization of deferred compensation .................................        2,236         1,647         9,078         3,361
     Realized (gain) loss on sales of investments, net .....................           --            (3)           --         9,239
     Accrual for Outperformance Plan-contingent restricted share
       component ...........................................................           --         5,238        (5,238)        5,238
                                                                                ---------     ---------     ---------     ---------
     Adjusted funds from operations ........................................    $  46,322     $  27,298     $ 133,866     $  75,651
                                                                                =========     =========     =========     =========

* For the three months ended December 31, 2004, tenant improvements and leasing commissions have been normalized over the term of the underlying lease. Because the amounts involved were not material, in prior quarters the Company did not apply this normalizing convention and reported the total amount of tenant improvements and leasing commissions accrued during the quarter.